Veritex Holdings, Inc. Reports Fourth Quarter and Year-End 2016 Results

Dallas, TX — January 24, 2017 — Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced the results today for the quarter and year ended December 31, 2016. The Company reported net income for the year ended December 31, 2016 of $12.6 million and $1.13 diluted earnings per common share, compared to net income of $8.8 million and $0.84 diluted earnings per common share for the year ended December 31, 2015, an increase of $3.8 million or 42.8% over the prior year. The Company also reported net income of $3.2 million and $0.27 diluted earnings per common share for the quarter ended December 31, 2016 compared to the net income of $3.4 million and $0.31 diluted earnings per common share for the quarter ended September 30, 2016, a decrease of $184 thousand or 5.5%, over the prior quarter.

C. Malcolm Holland, the Company’s Chairman and Chief Executive Officer said, “I am pleased to announce the results of another great year for Veritex. This year has been extremely productive: we continued to increase earnings per share, significantly grew loans and deposits, and were recognized once again as one of the best places to work. 2016 was another example of our success in focusing on our organic growth strategy and our ability to grow through strategic and disciplined acquisitions. Our efforts resulted in our announcement in December of our merger with Sovereign Bancshares expected to close during the second quarter of 2017. The combined company will have assets over $2.4 billion and will be one of the ten largest banks headquartered in Dallas-Fort Worth. We are very excited about the year ahead as it promises to be transformative for Veritex Community Bank.”

Full Year 2016 Highlights

•
Entered into a definitive agreement on December 14, 2016 to merge with Dallas-based Sovereign Bancshares, Inc. and wholly-owned subsidiary Sovereign Bank which is expected to close the second quarter of 2017. As of September 30, 2016, Sovereign Bancshares reported, on a consolidated basis, total assets of $1.1 billion and total deposits of $858.6 million.

•	Successfully completed a public offering of 4,444,750 shares of our common stock at a price to the public of $22.50 per share.

•	Full year 2016 diluted earnings per common share increased to $1.13, or 34.5%, compared to $0.84 for the full year 2015 .

•	Net income was $12.6 million for 2016, an increase of $3.8 million, or 42.8%, compared to $8.8 million for the full year 2015.

•	Average loan balances increased $227.0 million, or 32.6%, compared to the full year 2015.

•	Average noninterest deposits increased $35.0 million, or 13.1%, compared to the full year 2015.

•	Credit quality remained excellent with nonperforming assets to total assets at 0.17% and net charge-offs for the full year 2016 at $298 thousand.

2016 Fourth Quarter Highlights

•
Pre-tax, pre-provision income was $5.3 million, an increase of $812 thousand, or 18.1%, compared to $4.5 million for the same period in 2015. The quarter included pre-tax noninterest expense of $277.8 thousand related to the definitive agreement of merger with Sovereign Bancshares, Inc.

•	Diluted EPS of $0.27 increased $0.04, or 17.4%, compared to the same period in 2015.

•	Net interest income increased $1.5 million, or 16.7%, compared to the same period in 2015.

•	Noninterest income increased $617 thousand, or 51.1%, compared to the same period in 2015.

•
Noninterest expense increased $1.3 million, or 22.9% compared to the same period in 2015. Excluding merger expenses, noninterest expense increased $1.1 million or 19.0% compared to the same period in 2015.

•	Total loans increased $171.3 million, or 20.9%, to $991.9 million compared to the same period in 2015.

•	Total deposits increased $251.2 million, or 28.9%, to $1.1 billion compared to the same period in 2015.

•	In November 2016, Veritex Bank was named in the list of The Dallas Morning News’ Top 100 Places to Work 2016.

Result of Operations for the Three Months Ended December 31, 2016

Net Interest Income

For the three months ended December 31, 2016, net interest income before provision for loan losses was $10.5 million and net interest margin was 3.44% compared to $10.5 million and 3.70%, respectively, for the three months ended September 30, 2016. While net interest income was flat for the three months ended December 31, 2016 compared to the three months ended September 30, 2016, the net interest margin decreased 26 basis points from the three months ended September 30, 2016. The decrease in net interest margin was partially due to a decrease in the average yield in interest-earning assets to 4.02% for the three months ended December 31, 2016 from 4.24% for the three months ended September 30, 2016. This was a result of $148.0 million in interest-earning deposits in financial institutions with an average yield of 0.54% representing 12.2% of average earning assets for the three months ending December 31, 2016 compared to $94.6 million with an average yield of 0.54% representing 8.4% of average earning assets for the three months ending September 30, 2016. This increase in interest-earning deposits in financial institutions was primarily driven by the proceeds of the public offering of $95.0 million which settled on December 20, 2016 and from seasonal increases in deposit accounts. In addition, average yield on loans decreased 5 basis points to 4.78% for the quarter ended December 31, 2016 from 4.83% for the three months ended September 30, 2016. Competitive pricing pressure resulted in overall market yields for loan originations and renewals to be below the average yield of amortizing or paid-off loans. The average rate paid on interest-bearing liabilities increased 5 basis points to 0.84% for the three months ended December 31, 2016 from 0.79% for the three months ended September 30, 2016. The increase in the rate is primarily due to an increase in premium rate money market accounts with an average rate of 0.82%.

Compared to the three months ended December 31, 2015, net interest income before provision for loan losses increased by $1.5 million from $9.0 million to $10.5 million for the three months ended December 31, 2016. The increase in net interest income before provision for loan losses was primarily due to increased interest and fees as average loan balances increased $180.2 million compared to average loans for the three months ended December 31, 2015. Net interest margin decreased 34 basis points from 3.78% the three months ended December 31, 2015 to 3.44% for the same period in 2016. The decrease in net interest margin was partially due to a decrease in the average yield in interest-earning assets to 4.02% for the three months ended December 31, 2016 from 4.20% for the three months ended December 31, 2016. This was a result of increases in interest-earning deposits in financial institutions and a resulting change in mix as described above for the three months ending December 31, 2016 compared to interest-earning deposits in financial institutions of $86.1 million with an average yield of 0.34% representing 9.1% of average earning assets for the three months ending December 31, 2015. This increase in interest-earning deposits in financial institutions was primarily driven by the proceeds of the public offering of $95.0 million which settled on December 20, 2016 and increases in institutional money market deposit accounts. In addition, average yield on loans decreased 5 basis points to 4.78% for the quarter ended December 31, 2016 from 4.83% for the three months ended December 31, 2015. Competitive pricing pressure resulted in overall market yields for loan originations and renewals to be below the average yield of amortizing or paid-off loans. The rate paid on interest-bearing liabilities increased from 0.69% for the three months ended December 31, 2015 to 0.84% for the three months ended December 31, 2016. The 15 basis point increase was related to an increase in premium money market accounts with an average rate of 0.82% .

Noninterest Income

Noninterest income for the three months ended December 31, 2016 was $1.8 million, a decrease of $69 thousand, or 3.6%, compared to the three months ended September 30, 2016. The decrease was primarily a result of a $132 thousand decrease in gain on sales of mortgage loans from $478 thousand to $346 thousand. This decrease was partially offset by a $66 thousand increase of gains on sale of Small Business Administrations ("SBA") loans from $558 thousand to $624 thousand.

Compared to the three months ended December 31, 2015, noninterest income grew $617 thousand, or 51.1%, primarily as a result of gains on sale of SBA and mortgage loans of $540 thousand and an increase in ATM and debit card fees of $80 thousand.

Noninterest Expense

Noninterest expense was $7.0 million for the three months ended December 31, 2016, an increase of $17 thousand, or 0.2%, compared to the three months ended September 30, 2016. The increase was primarily due to decreases in salaries and employee benefits offset by increases in professional fees.

Salaries and employee benefits expense was $3.6 million for the three months ended December 31, 2016, compared to $3.9 million for the three months ended September 30, 2016, a decrease of $308 thousand or 7.9%. This decrease was primarily attributable to reduced employee expense resulting from increases in deferred origination costs of $326 thousand. In addition, noninterest expense included $278 thousand and $195 thousand of acquisition expenses for the three months ended December 31, 2016 and September 30, 2016, respectively, related to the announcement of the Sovereign merger which is expected to close the second quarter of 2017. Excluding acquisition related expenses, professional fees increased $75 thousand for the three months ended December 31, 2016. This was primarily an increase of audit and accounting expenses of $119 thousand offset by a decrease of SEC printing costs of $48 thousand.

Compared to the three months ended December 31, 2015, noninterest expense increased $1.3 million or 22.9%. The increase was primarily due to increases in salaries and employee benefits and professional fees.

Salaries and employee benefits expense was $3.6 million for the three months ended December 31, 2016, compared to $3.0 million for the three months ended December 31, 2015, an increase of $593 thousand or 19.6%. The increase was attributable to employee compensation increases of $409 thousand resulting from the addition of a Chief Credit Officer and several other senior level positions as well as annual merit increases. Mortgage commissions increased $134 thousand as the result of increased mortgage loan fundings for the same period. Professional fees expense was $943 thousand for the three months ended December 31, 2016, compared to $487 thousand for the three months ended December 31, 2015, an increase of $456 thousand or 93.6%. In addition, noninterest expense included $278 thousand of acquisition expenses for the three months ended December 31, 2016 related to the announcement of the Sovereign merger. Excluding acquisition related expenses, professional fees increased $178 thousand for the three months ended December 31, 2016. This was primarily an increase of professional services of $58 thousand, SEC printing costs of $11 thousand, and audit and accounting expenses of $102 thousand.

Income Taxes

Income tax expense for the three months ended December 31, 2016 totaled $1.7 million, a decrease of $101 thousand or 5.7% compared to the three months ended September 30, 2016. The Company’s effective tax rate was approximately 34.3% for the three months ended December 31, 2016 and 34.4% the three months ended September 30, 2016.

Compared to the three months ended December 31, 2015, income tax expense increased $364 thousand, or 27.9%, for the three months ended December 31, 2016. The increase was primarily due to the $982 thousand increase in net operating income from $3.9 million for the three months ended December 31, 2015 to $4.9 million for the three months ended December 31, 2016. The Company’s effective tax rate was approximately 34.3% for the three months ended December 31, 2016 compared to 33.6% for the three months ended December 31, 2015. The increase in effective tax rates from the three months ended December 31, 2015 was affected primarily by increases in our federal statutory rate from 34% to 35%.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at December 31, 2016 were $991.9 million, an increase of $65.2 million, or 7.0%, compared to $926.7 million at September 30, 2016. The increase from September 30, 2016 was primarily the result of the continued execution and success of our organic growth strategy.

Loans (excluding loans held for sale and deferred loan fees) increased $171.3 million, or 20.9%, compared to $820.6 million at December 31, 2015. The increase from December 31, 2015 was primarily the result of the continued execution and success of our organic growth strategy.

Deposits at December 31, 2016 were $1.1 billion, an increase of $42.4 million, or 3.9%, compared to $1.1 billion at September 30, 2016 due to growth in non-maturity deposit accounts which was partially offset by a reduction in wholesale deposits.

Deposits increased $251.2 million, or 28.9%, compared to $868.4 million at December 31, 2015. The increase from December 31, 2015 was primarily due to an increase in non-interest bearing deposits and money market accounts from our correspondent banking department as well as our organic growth strategy and was partially offset by a reduction in wholesale deposits.

Advances from the Federal Home Loan Bank were $38.3 million at December 31, 2016 and September 30, 2016, and $28.4 million at December 31, 2015.

Asset Quality

Nonperforming assets totaled $2.4 million, or 0.17%, of total assets at December 31, 2016 compared to $2.1 million, or 0.17%, at September 30, 2016.  Nonperforming assets were $1.2 million, or 0.11%, of total assets at December 31, 2015. The allowance for loan losses was 0.86% of total loans at December 31, 2016 compared to 0.87% of total loans at September 30, 2016 and 0.83% of total loans at December 31, 2015. The decrease in allowance for loan losses as a percentage of total loans compared to September 30, 2016 was minimal as credit quality remained strong.  The increase in allowance for loan losses as a percentage of total loans compared to December 31, 2015 was primarily due to pay downs of IBT acquired loans originally recorded at an estimated fair value.

Other real estate owned totaled $662 thousand at December 31, 2016 and September 30, 2016 compared to $493 thousand at December 31, 2015. Nonaccrual loans were $941 thousand at December 31, 2016 compared to $1.1 million at September 30, 2016 and $591 thousand at December 31, 2015.

The provision for loan losses for the three months ended December 31, 2016 totaled $440 thousand compared to $238 thousand for three months ended September 30, 2016 and $610 thousand for the three months ended December 31, 2015.  The increase of $202 thousand in provision of loan losses compared to the three months ended September 30, 2016 was primarily related to general provision requirements related to loan growth as credit quality remained strong. The decrease of $170 thousand in provision of loan losses compared to the three months ended December 31, 2015 was primarily related to general provision requirements related to moderate improvement in certain qualitative factors as credit quality remained strong.

Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports tangible book value per common share, the tangible common equity to tangible assets ratio and pre-tax, pre-provision income. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with eleven locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

For more information, visit www.veritexbank.com

Special Cautionary Notice Regarding Forward‑Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current views of the Company’s management with respect to, among other things, future events and the Company’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. The Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Factors that could cause actual results to differ materially from the Company’s expectations include costs associated with its acquisition of Sovereign Bancshares, Inc.; successfully implementing its growth strategy, including identifying acquisition targets, consummating suitable acquisitions and integrating acquired businesses; continuing to sustain internal growth rate; providing competitive products and services that appeal to its customers and target market; continuing access to debt and equity capital markets; and achieving its performance goals. The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Special Cautionary Notice Regarding Forward‑Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2016 and any updates to those risk factors set forth in the Company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Copies of such filings are available for download free of charge from www.veritexbank.com under the Investor Relations tab.

Important Additional Information
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of the Company and Sovereign Bancshares, Inc., the Company will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”). The registration statement will include a joint proxy statement of the Company and Sovereign Bancshares, Inc., which also will constitute a prospectus of the Company, which the Company and Sovereign Bancshares, Inc. will send to their respective shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF SOVEREIGN BANCSHARES, INC. AND THE COMPANY ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. These documents will contain important information relating to the proposed transaction. When filed, this document and other documents relating to the merger filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov.
The Company and Sovereign Bancshares and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their stockholders in connection with the proposed transaction. Information about the Company’s participants may be found in the definitive proxy statement of the Company relating to its 2016 Annual Meeting of Stockholders filed with the SEC on April 7, 2016. The definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants will be included in the joint proxy statement and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available, copies of which may also be obtained free of charge from the sources indicated above.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(In thousands, except share and per share data)

	At and For the Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Selected Financial Data:
Net income	$3,191	$3,375	$3,173	$2,813	$2,573
Net income available to common stockholders	3,191	3,375	3,173	2,813	2,535
Total assets	1,408,350	1,269,238	1,215,497	1,130,480	1,039,600
Total loans(1)	991,897	926,712	928,000	885,415	820,567
Provision for loan losses	440	238	527	845	610
Allowance for loan losses	8,524	8,102	7,910	7,372	6,772
Noninterest-bearing deposits	327,614	304,972	354,570	296,481	301,367
Total deposits	1,119,630	1,077,217	1,027,729	946,058	868,410
Total stockholders’ equity	238,888	142,423	138,850	135,241	132,046
Summary Performance Ratios:
Return on average assets(2)	0.97%	1.10%	1.12%	1.04%	0.99%
Return on average equity(2)	8.11	9.50	9.26	8.39	7.37
Net interest margin(3)	3.44	3.70	3.90	3.87	3.78
Efficiency ratio(4)	57.08	56.64	54.13	54.01	56.11
Noninterest expense to average assets(2)	2.14	2.29	2.23	2.20	2.22
Summary Credit Quality Data:
Nonaccrual loans	$941	$1,087	$1,028	$525	$591
Accruing loans 90 or more days past due	835	357	5,634	141	84
Other real estate owned	662	662	493	493	493
Nonperforming assets to total assets	0.17%	0.17%	0.59%	0.11%	0.11%
Nonperforming loans to total loans	0.18%	0.16%	0.72%	0.08%	0.08%
Allowance for loan losses to total loans	0.86%	0.87%	0.85%	0.83%	0.83%
Net (recoveries) charge-offs to average loans outstanding	0.03%	0.03%	0.03%	0.03%	0.01%
Capital Ratios:
Total stockholders’ equity to total assets	16.96%	11.22%	11.42%	11.96%	12.70%
Tangible common equity to tangible assets(5)	15.21%	9.14%	9.25%	9.63%	10.17%
Tier 1 capital to average assets	16.82%	9.82%	10.21%	10.38%	10.75%
Tier 1 capital to risk-weighted assets	20.72%	12.04%	11.88%	12.03%	12.85%
Common equity tier 1 (to risk weighted assets)	20.42%	11.72%	11.56%	11.69%	12.48%
Total capital to risk-weighted assets	22.02%	13.38%	13.23%	13.38%	14.25%

_________________
(1)   Total loans does not include loans held for sale and deferred fees. Loans held for sale were $5.2 million at December 31, 2016, $4.9 million at September 30, 2016, $4.8 million at June 30, 2016, $3.6 million at March 31, 2016, $2.8 million at December 31, 2015. Deferred fees were $55 thousand at December 31, 2016, $51 thousand at September 30, 2016, $52 thousand at June 30, 2016, $65 thousand at March 31, 2016, $61 thousand at December 31, 2015.

(2)  We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)  Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)  Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)  We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited)”.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands, except share and per share data)

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$15,631	$15,837	$12,951	$12,416	$10,989
Interest bearing deposits in other banks	219,160	162,750	114,293	79,967	60,562
Total cash and cash equivalents	234,791	178,587	127,244	92,383	71,551
Investment securities	102,559	86,772	83,677	79,146	75,813
Loans held for sale	5,208	4,856	4,793	3,597	2,831
Loans, net	983,318	918,559	920,039	877,978	813,733
Accrued interest receivable	2,907	2,414	2,259	2,252	2,216
Bank-owned life insurance	20,077	19,922	19,767	19,614	19,459
Bank premises, furniture and equipment, net	17,413	17,501	17,243	17,248	17,449
Non-marketable equity securities	7,366	7,358	7,035	5,541	4,167
Investment in unconsolidated subsidiary	93	93	93	93	93
Other real estate owned	662	662	493	493	493
Intangible assets, net	2,181	2,257	2,264	2,347	2,410
Goodwill	26,865	26,865	26,865	26,865	26,865
Other assets	4,910	3,392	3,725	2,923	2,520
Total assets	$1,408,350	$1,269,238	$1,215,497	$1,130,480	$1,039,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$327,614	$304,972	$354,570	$296,481	$301,367
Interest-bearing	792,016	772,245	673,159	649,577	567,043
Total deposits	1,119,630	1,077,217	1,027,729	946,058	868,410
Accounts payable and accrued expenses	2,914	2,082	1,611	2,122	1,776
Accrued interest payable and other liabilities	534	1,098	855	573	848
Advances from Federal Home Loan Bank	38,306	38,341	38,375	38,410	28,444
Junior subordinated debentures	3,093	3,093	3,093	3,093	3,093
Subordinated notes	4,985	4,984	4,984	4,983	4,983
Total liabilities	1,169,462	1,126,815	1,076,647	995,239	907,554
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	152	107	107	107	107
Additional paid-in capital	210,973	116,315	116,111	115,876	115,721
Retained earnings	29,290	26,101	22,725	19,552	16,739
Unallocated Employee Stock Ownership Plan shares	(209)	(309)	(309)	(309)	(309)
Accumulated other comprehensive income (loss)	(1,248)	279	286	85	(142)
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	238,888	142,423	138,850	135,241	132,046
Total liabilities and stockholders’ equity	$1,408,350	$1,269,238	$1,215,497	$1,130,480	$1,039,600

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except share and per share data)

	For the Year Ended
	December 31, 2016	December 31, 2015
Interest income:
Interest and fees on loans	$44,681	$33,680
Interest on investment securities	1,409	997
Interest on deposits in other banks	503	241
Interest on other	2	2
Total interest income	46,595	34,920
Interest expense:
Interest on deposit accounts	4,988	2,918
Interest on borrowings	652	543
Total interest expense	5,640	3,461
Net interest income	40,955	31,459
Provision for loan losses	2,050	868
Net interest income after provision for loan losses	38,905	30,591
Noninterest income:
Service charges and fees on deposit accounts	1,846	1,326
Gain on sales of investment securities	15	7
Gain on sales of loans	3,288	1,254
Loss on sales of other assets owned	—	19
Bank-owned life insurance	771	747
Other	583	351
Total noninterest income	6,503	3,704
Noninterest expense:
Salaries and employee benefits	14,295	11,265
Occupancy and equipment	3,667	3,477
Professional fees	2,804	2,023
Data processing and software expense	1,158	1,216
FDIC assessment fees	661	448
Marketing	983	799
Other assets owned expenses and write-downs	163	53
Amortization of intangibles	380	338
Telephone and communications	402	263
Other	1,839	1,506
Total noninterest expense	26,352	21,388
Net income from operations	19,056	12,907
Income tax expense	6,505	4,117
Net income	$12,551	$8,790
Preferred stock dividends	$—	$98
Net income available to common stockholders	$12,551	$8,692
Basic earnings per share	$1.16	$0.86
Diluted earnings per share	$1.13	$0.84
Weighted average basic shares outstanding	10,849,331	10,061,015
Weighted average diluted shares outstanding	11,153,393	10,332,158

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Interest income:
Interest and fees on loans	$11,684	$11,589	$11,052	$10,355	$9,648
Interest on investment securities	396	335	344	335	285
Interest on deposits in other banks	200	129	80	92	73
Interest on other	1	1	1	1	1
Total interest income	12,281	12,054	11,477	10,783	10,007
Interest expense:
Interest on deposit accounts	1,600	1,381	1,072	935	843
Interest on borrowings	161	156	177	158	151
Total interest expense	1,761	1,537	1,249	1,093	994
Net interest income	10,520	10,517	10,228	9,690	9,013
Provision for loan losses	440	238	527	845	610
Net interest income after provision for loan losses	10,080	10,279	9,701	8,845	8,403
Noninterest income:
Service charges and fees on deposit accounts	537	433	443	434	419
Gain on sales of investment securities	—	—	—	15	—
Gain on sales of loans	970	1,036	620	662	430
Bank-owned life insurance	194	193	191	193	195
Other	123	231	158	69	163
Total noninterest income	1,824	1,893	1,412	1,373	1,207
Noninterest expense:
Salaries and employee benefits	3,612	3,920	3,589	3,174	3,019
Occupancy and equipment	949	923	894	901	917
Professional fees	943	785	503	573	487
Data processing and software expense	308	296	270	284	313
FDIC assessment fees	213	179	132	137	131
Marketing	279	293	211	200	205
Other assets owned expenses and write-downs	24	9	55	75	24
Amortization of intangibles	95	95	95	95	95
Telephone and communications	107	98	100	97	81
Other	516	431	452	439	462
Total noninterest expense	7,046	7,029	6,301	5,975	5,734
Net income from operations	4,858	5,143	4,812	4,243	3,876
Income tax expense	1,667	1,768	1,639	1,430	1,303
Net income	$3,191	$3,375	$3,173	$2,813	$2,573
Preferred stock dividends	$—	$—	$—	$—	$38
Net income available to common stockholders	$3,191	$3,375	$3,173	$2,813	$2,535
Basic earnings per share	$0.28	$0.32	$0.30	$0.26	$0.24
Diluted earnings per share	$0.27	$0.31	$0.29	$0.26	$0.23
Weighted average basic shares outstanding	11,298,689	10,705,115	10,696,366	10,693,800	10,675,948
Weighted average diluted shares outstanding	11,652,651	11,024,695	10,993,921	10,963,986	10,954,920

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation GAAP — NON GAAP - (Unaudited)
(In thousands, except share and per share data)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Tangible Common Equity
Total stockholders’ equity	$238,888	$142,423	$138,850	$135,241	$132,046
Adjustments:
Preferred stock	—	—	—	—	—
Goodwill	(26,865)	(26,865)	(26,865)	(26,865)	(26,865)
Intangible assets	(2,181)	(2,257)	(2,264)	(2,347)	(2,410)
Total tangible common equity	$209,842	$113,301	$109,721	$106,029	$102,771
Tangible Assets
Total assets	$1,408,350	$1,269,238	$1,215,497	$1,130,480	$1,039,600
Adjustments:
Goodwill	(26,865)	(26,865)	(26,865)	(26,865)	(26,865)
Intangible assets	(2,181)	(2,257)	(2,264)	(2,347)	(2,410)
Total tangible assets	$1,379,304	$1,240,116	$1,186,368	$1,101,268	$1,010,325
Tangible Common Equity to Tangible Assets	15.21%	9.14%	9.25%	9.63%	10.17%
Common shares outstanding	15,195	10,736	10,728	10,724	10,712

Book value per common share(1)	$15.72	$13.27	$12.94	$12.61	$12.33
Tangible book value per common share(2)	$13.81	$10.55	$10.23	$9.89	$9.59

_____________

(1)
We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)
We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation GAAP — NON GAAP - (Unaudited)
(In thousands)

The following table reconciles net income from operations to pre-tax, pre-provision income:

	For the Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Pre-Tax, Pre-Provision Income
Provision for loan losses	440	238	527	845	610
Net income from operations	4,858	5,143	4,812	4,243	3,876
Total pre-tax, pre-provision income(1)	$5,298	$5,381	$5,339	$5,088	$4,486
_____________

(1)	We calculate pre-tax, pre-provision income by adding the total provision for loan losses to net income from operations for the relevant period.

The following table reconciles net income from operations to pre-tax, pre-provision income:

	For the Year Ended
	December 31, 2016	December 31, 2015
Pre-Tax, Pre-Provision Income
Provision for loan losses	2,050	868
Net income from operations	19,056	12,907
Total pre-tax, pre-provision income(1)	$21,106	$13,775
_____________

(1)	We calculate pre-tax, pre-provision income by adding the total provision for loan losses to net income from operations for the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands)

	For the Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$971,977	$11,684	4.78%	$954,053	$11,589	4.83%	$791,799	$9,648	4.83%
Securities available for sale	96,814	396	1.63	83,233	335	1.60	67,062	285	1.69
Investment in subsidiary	93	1	4.28	93	1	4.28	93	1	4.27
Interest-earning deposits in financial institutions	147,974	200	0.54	94,596	129	0.54	86,079	73	0.34
Total interest-earning assets	1,216,858	12,281	4.02	1,131,975	12,054	4.24	945,033	10,007	4.20
Allowance for loan losses	(8,353)			(8,115)			(6,436)
Noninterest-earning assets	98,379			95,901			88,382
Total assets	$1,306,884			$1,219,761			$1,026,979
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$784,778	1,600	0.81%	$726,958	$1,381	0.76%	$540,311	843	0.62%
Advances from FHLB	38,328	58	0.60	38,363	59	0.61	20,748	55	1.05
Other borrowings	8,078	103	5.07	8,078	97	4.78	11,272	96	3.38
Total interest-bearing liabilities	831,184	1,761	0.84	773,399	1,537	0.79	572,331	994	0.69
Noninterest-bearing liabilities:
Noninterest-bearing deposits	315,988			301,740			312,783
Other liabilities	3,153			3,284			3,419
Total noninterest-bearing liabilities	319,141			305,024			316,202
Stockholders’ equity	156,559			141,338			138,446
Total liabilities and stockholders’ equity	$1,306,884			$1,219,761			$1,026,979
Net interest rate spread(2)			3.18%			3.45%			3.51%
Net interest income		$10,520			$10,517			$9,013
Net interest margin(3)			3.44%			3.70%			3.78%
_____________

(1)	Includes average outstanding balances of loans held for sale of $5,517, $6,047, and $2,482 for three months ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands)

	For the Year Ended December 31,
	2016			2015
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$924,465	$44,681	4.83%	$697,439	$33,680	4.83%
Securities available for sale	84,558	1,409	1.67%	59,088	997	1.69%
Investment in subsidiary	93	2	2.15%	93	2	2.15%
Interest-earning deposits in financial institutions	93,199	503	0.54%	70,630	241	0.34%
Total interest-earning assets	1,102,315	46,595	4.23%	827,250	34,920	4.22%
Allowance for loan losses	(7,743)			(6,419)
Noninterest-earning assets	94,199			78,006
Total assets	$1,188,771			$898,837
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$688,978	4,988	0.72%	$475,034	2,918	0.61%
Advances from FHLB	43,649	260	0.60%	18,055	25	0.14%
Other borrowings	8,077	392	4.85%	9,212	518	5.62%
Total interest-bearing liabilities	740,704	5,640	0.76%	502,301	3,461	0.69%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	302,548			267,550
Other liabilities	2,937			2,408
Total noninterest-bearing liabilities	305,485			269,958
Stockholders’ equity	142,582			126,578
Total liabilities and stockholders’ equity	$1,188,771			$898,837
Net interest rate spread(2)			3.47%			3.53%
Net interest income		$40,955			$31,459
Net interest margin(3)			3.72%			3.80%
_____________

(1)	Includes average outstanding balances of loans held for sale of $5,078 and $3,134 for the twelve months ended December 31, 2016 and 2015, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.